                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 2)*

                             AG Associates, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 001073105
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement /X /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 4 Pages
                                       ---

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CUSIP No. 001073105                   13G                 Page 2   of 4  Pages
          ---------                                           ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Investment Company of Bank Hapoalim Ltd. (no social security number)
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Israel
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       614,528
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        None
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    614,528
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    None
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     614,528
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
     614,528
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     10.13%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page 3 of 4 Pages
                                                              ---  ---


ITEM 1(A).  NAME OF ISSUER
     AG Associates, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
     4425 Fortran Drive, San Jose, California 95134-2300
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
     Investment Company of Bank Hapoalim, Ltd.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
     3 Daniel Frisch St., Tel Aviv 64731, Israel
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
     Israel
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
     common stock
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
     001073105
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

     Not applicable.

                                                          Page 3 of 4 Pages
                                                              ---  ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
     614,528
    ---------------------------------------------------------------------------

    (b) Percent of Class:
     10.13%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               614,528
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
               None
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
               614,528
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
               None
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
     Not applicable
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
     Not applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
     Not applicable
-------------------------------------------------------------------------------

                                                          Page 4 of 4 Pages
                                                              ---  ---

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
     Not applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 12, 1998
                                       ----------------------------------------
                                                      (Date)

                                        /s/ P. Bitterman-Cohn
                                       ----------------------------------------
                                                   (Signature)

                                          P. Bitterman-Cohn, Vice President,
                                          Head of Legal Department
                                       ----------------------------------------
                                                  (Name/Title)


                                          I. Apeloig, Chief Financial Officer
                                       ----------------------------------------
                                                  (Name/Title)